Royal Bank of Canada
L. James Blattman        Business Banking Centre
Senior Account Manager   90 Sparks Street, P.O. Box 746, Station B
Advanced Technology      Ottawa, Ontario  K1P 5T6

January 7, l994          Transit 01196
                         Fax: (613) 564-4527
                         Toll Free: 1-800-267-0305

Gandalf Canada Ltd.
130 Colonnade Road South
Nepean, Ontario
K2E 7M4

Attention:   Mr. Walter MacDonald
             Vice-President, Finance


Dear Sirs:


Royal Bank of Canada (the "Bank") is pleased to offer Gandalf Canada Ltd. (the "Borrower") a revolving operating facility (the "Credit Facility"), guaranteed by Gandalf Technologies Inc. (the "Guarantor"), which, upon your acceptance shall supersede and cancel the credit facilities outlined in our letter agreement of September 16, 1993. The Credit Facility shall be governed by the following terms and conditions:

1.    Definitions:
      The definitions attached hereto in Schedule "A" are incorporated in this agreement by reference as if set out in full herein and unless otherwise provided, all accounting terms herein shall be interpreted in accordance with GAAP.

2.    Amount:
      The amount available under the Credit Facility (the "Amount") shall not exceed the lesser of:

      (i)    $15,000,000, and
      (ii)   the Margin Requirement,

      or the Equivalent Amount in US Dollars or Pounds Sterling.

3.    Credit Facility:
      The Credit Facility is available as follows:

      (i)    Royal Bank Prime based loans in Canadian Dollars ("RBP
Loans"),

      (ii)   Royal Bank US Base Rate based loans in US Dollars
("RBUSBR Loans"),


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      (iii)  Libor based loans in US Dollars or Pounds Sterling
("Libor Loans"),

      (iv)   Bankers' Acceptances in Canadian Dollars ("B/As"), and

      (v)    Letters of Credit in Canadian or US Dollars ("L/Cs").

      Each use of the Credit Facility by way of any of the foregoing methods and each rollover is referred to as a "Borrowing". The face amount of each Borrowing outstanding shall be used to determine the amount of Borrowings outstanding under the Credit Facility at any time.

4.    Purpose:
      The Borrower shall use the Credit Facility for the purpose of financing its general operating requirements, including, without limitation, the financing of receivables, inventory and current operating expenditures.

5.    Availability:
      Borrowings under the Credit Facility are available on any Business Day through the Branch of Account, subject to the notice provisions set out in Schedule "B".

      During the term of the Credit Facility, the Borrower may borrow, repay and reborrow hereunder at any time, unless otherwise provided.

      After the Maturity Date, the Credit Facility shall convert to a demand facility, the Bank may cancel any undrawn portion of the Amount at any time and all Borrowings outstanding shall be due and payable on demand by the Bank.

6.    Interest Rates and Fees:
      The following rates and fees shall apply:

      (a) The interest rates applicable to the Credit Facility shall be RBP, RBUSBR, Libor or RBPAF, as applicable, plus an interest component (the "Fluctuating Interest Component") which shall be determined by the profitability of the Guarantor during its previous fiscal quarter(s). The Fluctuating Interest Component shall be set on a quarterly basis, in accordance with the following schedule, effective on the first day of the third month following the end of such fiscal quarter, subject to receipt of the information stipulated in Section 24 (d) (i), failing which, the Guarantor shall thereafter be conclusively deemed to have incurred a net loss during such previous fiscal quarter.

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             Fluctuating Interest Component:

No. of
Consecutive
Profitable          RBP       RBUSBR    Libor
Quarters            Loans     Loans     Loans     B/A's

one or less         1.375%    1.375%    2.375%    1. 375%
two                 1.00%     1.00%     2.00%     1.00%
three                .75%      .75%     1.75%      .75%
four or more         .50%      .50%     1.25%      .50%


      (b) L/C fees to be quoted by the Bank at time of issue of each L/C.

7.    Calculation and Payment of Interest and Fees:
      (a)    RBP and RBUSBR Loans:
             The Borrower shall pay interest on each RBP Loan in Canadian Dollars and interest on each RBUSBR Loan in US Dollars monthly in arrears on the first Business Day following the 24th of each month. Such interest will accrue and be computed daily on the daily closing balance on the basis of a year of 365 days. Any change in RBP or RBUSBR shall be effective as of the opening of business on the day such change takes place.

      (b)    Libor Loans:
             The Borrower shall pay interest on each Libor Loan in the currency in which such Libor Loan was made in arrears on each Libor Interest Date. Such interest will accrue and be computed daily on the basis of a year of 360 days.

      (c)    B/As:
             The Borrower shall pay acceptance fees in Canadian Dollars at the rates provided for above in advance on the date of issue of each B/A. Acceptance fees shall be calculated on the face amount of the B/A issued and based upon the number of days in the term thereof and a year of 365 days.

      (d)    L/C Fees:
             The Borrower shall pay an L/C fee on the date of issuance of such L/C in the currency in which such L/C is issued. Such fee shall be calculated on the face amount of the L/C issued and based on the number of days in the term thereof and a year of 365 days.



      (e)    Operation of Account Fee:
             The Borrower shall pay fees of $100 and US$100 payable monthly in arrears on the first day of each month to compensate the Bank for the expense of revolving the Borrower's accounts.

      (f)    Standby Fee:
             A standby fee equal to 3/16 of 1% per annum calculated on the unused portion of the Credit Facility is payable monthly in arrears within the first five business days of each month.

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      (g)    Interest Act (Canada):
             The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365 or, in the case of Libor Loans, 360.

8.    Time and Place of Payment:
      Payments of principal, interest, fees and all other amounts payable by the Borrower pursuant to this Agreement shall be paid at the Branch of Account in immediately available funds in Canadian Dollars except as otherwise herein provided. Each payment under this Agreement shall be made for value on the day such payment is due, provided that if any such day is not a Business Day such payment shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day and all interest and other fees shall continue to accrue until payment. Interest and fees payable under this Agreement are payable both before and after any or all of default, demand and judgment.

9.    Withholding Taxes:
      All payments required under this Credit Facility shall be made free and clear of and without any withholding on account of any taxes or other charges of any nature or kind whatsoever.
If any such taxes or charges are required to be withheld from any payment made hereunder, the Borrower shall pay an additional amount such that the net amount received by the Bank shall be equal to the amount which would have been received if no such withholding were required to be made.

10.   Exchange Rate Fluctuations:
      If, in the sole determination of the Bank, due to exchange rate fluctuations or for any other reason, the value of Borrowings outstanding under the Credit Facility, when converted to Canadian Dollars, exceeds the Amount as of the 25th day of any month, the Borrower shall either repay or otherwise retire the outstanding Borrowings to the extent of the amount of such excess, or shall secure the amount of such excess in a manner which is satisfactory to the Bank.

11.   Repayment:
      Borrowings are repayable on the later of the Maturity Date or the date of any demand by the Bank, provided that on or prior to the Maturity Date the Bank may demand repayment pursuant to Section 25 hereof, and in such event, Borrowings shall be payable upon such demand.

      After the Maturity Date, all Borrowings made hereunder shall be due and payable on demand by the Bank.

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      Upon any demand by the Bank hereunder, the Borrower shall pay all amounts outstanding hereunder including, without limitation, an amount equal to the aggregate of the face amounts of all B/As and L/Cs which are unmatured or unexpired, which amount shall be held by the Bank as collateral security for the Borrower's obligations to the Bank with respect thereto. With respect to such unmatured or unexpired B/As and L/Cs, the Borrower will have the further obligation to execute such security documents as the Bank may require.

12.   Conversion:
      The Borrower may convert a Borrowing into another basis of Borrowing provided that no Event of Default has occurred and is continuing and that the conditions for borrowing by way of such instruments are fulfilled. Libor Loans may only be converted on the last day of the relevant Libor Interest Period, B/As may only be converted on their respective maturity dates and L/Cs may only be converted on their expiry dates or such earlier date as agreed by the Borrower, Bank and the beneficiary thereof.

13.   Prepayment:
      Libor Loans may only be prepaid on the last day of the relevant Libor Interest Period and B/As may only be prepaid on their respective maturity dates.

14.   Evidence of Indebtedness:
      The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts owing to the Bank.

      The Bank's accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank.

      The Borrower authorizes and directs the Bank to automatically debit any bank account of the Borrower for all amounts payable by the Borrower to the Bank including, without limitation, the repayment of all amounts due under this Agreement and all charges for the keeping of such bank account.

      This provision shall be interpreted as a separate contract between the parties, independent of all other terms of this Agreement and shall remain in full force and effect notwithstanding that this Agreement shall have otherwise ceased to have any force or effect.

15.   Operating Account:
      Pursuant to a central banking offset agreement dated on or about April 1, 1993 between the Borrower, the Guarantor and the Bank, the Bank shall establish an account in each of Canadian Dollars and US Dollars (each a "Group Account"). If the balance in a Group Account:

      (a) is a credit, the Bank may apply at any time in its discretion, the amount of such credit or any part thereof, rounded to the nearest $100,000, or US$100,000, as applicable as a repayment of Borrowings outstanding hereunder, or

      (b) is a debit, the Bank shall, provided that Borrowings hereunder are available, make available a Borrowing by way of an RBP or RBUSBR Loan in an amount, rounded to the nearest $100,000 or US$100,000, as applicable, as required to place the affected Group Account at not less the balance set out in this paragraph.

      In either instance, a minimum net credit balance of $100,000 or US$100,000, as applicable as adjusted from time to time will be maintained in each Group Account.

16.   Libor Loan Conditions:
      The Borrower may borrow by way of Libor Loan subject to the following conditions:

      (a) Libor Loans shall be made in minimum amounts of US$1,000,000 or 500,000 pds.stlg., as applicable or larger whole multiples of US $100,000 or 100,000 pds.stlg., as applicable;

      (b) the Borrower may select the Libor Interest Period applicable to any Libor Loan and shall notify the Bank of such Libor Interest Period when giving notice pursuant to Schedule "B";

      (c) if the Borrower fails to select and to notify the Bank of the Libor Interest Period applicable to any Libor Loan, the Borrower shall be deemed to have selected a 3 month Libor Interest Period;

      (d) the Borrower shall indemnify the Bank against any loss, cost or expense (including without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to fund or maintain any Libor Loan) incurred by the Bank as a result of:

             (i)   repayments, prepayments, conversions or
rollovers of a Libor Loan other than on the last day of the Libor
Interest Period applicable to such Libor Loan, or

             (ii) failure to draw down a Libor Loan on the requested date;

      (e) if the Bank determines, which determination is final, conclusive and binding upon the Borrower, that:

             (i) adequate and fair means do not exist for ascertaining the rate of interest on a Libor Loan,

             (ii) the making or the continuance of a Libor Loan has become impracticable by reason of circumstances which materially and adversely affect the London interbank market,

             (iii) deposits in US Dollars or Pounds Sterling, as applicable, are not available to the Bank in the London interbank market in sufficient amounts in the ordinary course of business for the applicable Libor Interest Period to make or maintain a Libor Loan during such Libor Interest Period, or

             (iv) the cost to the Bank of making or maintaining a Libor Loan does not accurately reflect the effective cost to the Bank thereof and if the costs to the Bank are increased or the income receivable by the Bank is reduced in respect of a Libor Loan, then the Bank shall promptly notify the Borrower of such determination and the Borrower shall, prior to the next Interest Determination Date, notify the Bank as to the basis of Borrowing it has selected in substitution for such Libor Loan. If the Borrower has not so notified the Bank, such Libor Loan will automatically be converted into an RBUSBR Loan on the expiry of the then current Libor Interest Period.





17.   B/A Conditions:
      The Borrower may borrow by way of B/A subject to the following conditions:

      (a) B/As shall be issued and mature on a Business Day and shall be issued in minimum face amounts of $100,000 for terms of not less than 30 and not more than 365 days with each issue being for an aggregate face amount of $500,000 or such larger amount as is a whole multiple of $100,000;

      (b) the Bank may, in its sole discretion, refuse to accept the Borrower's drafts or limit the amount of any B/A issued at any time;

      (c) the Borrower shall, by no later than 12:00 (noon) on the day on which a B/A becomes payable, pay to the Bank at the Branch of Account an amount equal to the face amount of such B/A;

      (d) if any maturing B/A is paid by the Bank with its own funds, then as of the date of such payment, the B/A will be deemed to be converted into an RBP Loan hereunder in the face amount of such B/A;

      (e) in the event that there is any inconsistency at any time between the terms of this Agreement and the terms of the B/A
Undertaking, the terms hereof shall govern.

18.   L/C Conditions:
      The Borrower may borrow by way of L/C subject to the following conditions:

      (a)    the Bank may, in its sole discretion, refuse to issue
L/Cs at any time;

      (b) each L/C shall expire on a Business Day and shall have a term of not more than 365 days;

      (c) prior to the issue of an L/C, the Borrower shall execute a duly authorized application with respect thereto in form and substance satisfactory to the Bank, and each L/C shall be governed by the terms and conditions of the relevant application for such instrument;

      (d) the Borrower shall, by no later than 12:00 (noon) on any day on which a drawing is made under an L/C, pay to the Bank at the Branch of Account an amount equal to the face amount of such drawing, and if the Borrower fails to make such payment, the face amount of such drawing shall be converted into either an RBP or RBUSBR Loan hereunder at the option of the Bank;

      (e) an L/C can only be revoked prior to its expiry date with consent of the Borrower, Bank and the beneficiary thereof;

      (f) in the event that there is any inconsistency at any time between the terms of this Agreement and the terms of the application for L/C, the terms thereof shall govern.

19.   Increased Costs:
      If, in the reasonable opinion of the Bank, the Bank is now or hereafter becomes subject to, or there is a change in:

      (a) any reserve, special deposit, deposit insurance, or similar requirement against assets of, or deposits in or for the account of, or credit extended by, or any acquisition of funds by, the Bank,

      (b) any reserve, special deposit, or similar requirement with respect to all or any of the Borrowings or the undrawn portion of all or any part of the Credit Facility,

      (c) taxation of, or the basis of, taxation of any payments due to the Bank hereunder (except for taxes on the overall net income of the Bank) or taxation on reserves or deemed reserves with respect to all or any part of the Credit Facility,

      (d)    any requirement relating to capital adequacy, or

      (e) any other condition imposed by Applicable Law or any interpretation of Applicable Law by an entity charged with the administration thereof or any other condition with which financial institutions operating in Canada are accustomed to comply or have generally complied, whether or not having the force of law, and the result of any of the foregoing, in the sole determination of the Bank, is to increase the cost to, or to reduce any amount received or receivable by, the Bank hereunder, or to reduce the Bank's effective return hereunder to a level below that which the Bank could have otherwise achieved (using any reasonable averaging and attribution method), the Bank shall determine that amount of money which shall compensate it for such increase in cost or reduction in income or reduction in rate of return on the Bank's capital, and the Borrower shall pay to the Bank upon demand such amount in respect of such increased cost or reduction as the Bank may determine to be required to compensate the Bank. The Bank's determination of such increased cost or reduction shall be conclusive absent manifest error.

20.   Illegality:
      If the introduction of or any change in Applicable Law makes it unlawful, or prohibited for the Bank, in its sole opinion, to perform its obligations under this Agreement, the Bank may, by written notice to the Borrower, terminate its obligations under this Agreement, and the Borrower shall prepay the Borrowings immediately or at the end of such period as the Bank may agree, together with all interest and fees which have accrued to the date of payment.

21.   Conditions Precedent to Disbursement:
      (a) The obligation of the Bank to make available any Borrowing is subject to and conditional upon the receipt in form and substance satisfactory to the Bank, of:

             (i)   a duly executed copy of this Agreement;

             (ii) a review of all documentation by legal counsel to the Bank;

             (iii) the following documents (the "Security
Documents"):

                   (a)    guarantee and postponement of claim on
the Bank's standard form in the principal amount of $15,000,000 plus interest and fees signed by the Guarantor,

                   (b) general security agreement on the Bank's standard form signed by the Borrower and representing a first charge on all assets of the Borrower other than real estate and purchase money security interests ("PMSIs"), save for PMSIs over the Borrower's inventory,

                   (c)    security under Section 427 of the Bank
Act covering all inventory of the Borrower,

                   (d) general security agreement on the Bank's standard form signed by the Guarantor and representing a first charge on all assets of the Guarantor other than real estate and purchase money security interests ("PMSIs"), save for PMSIs over the Guarantor's inventory,

                   (e) assignment of insurance policies covering inventory of the Borrower all of which shall have been duly registered in all appropriate jurisdictions in order to perfect and maintain the security created by the Security Documents;

             (iv)  a duly executed B/A Undertaking; and

             (v) such other documents as the Bank may reasonably request.

22.   Representations and Warranties of the Borrower and Guarantor:
      The Borrower and Guarantor each represents and warrants to the Bank, which representations and warranties are repeated as of the time of each Borrowing or conversion and as of the time at which each payment of interest or fees is due hereunder, that:

      (a) the Borrower and Guarantor are corporations validly incorporated and existing under the laws of Ontario and are duly registered or qualified to carry on business in all jurisdictions where the nature of their properties, assets or business makes such registration or qualification necessary or desirable;

      (b) the execution and delivery of this Agreement and the Security Documents have been duly authorized by all necessary actions and do not (i) violate any law, regulation or rule by which the Borrower and Guarantor is bound, (ii) violate any provision of their constating documents, by-laws or any unanimous shareholders' agreement to which either of them is subject, (iii) result in a breach of, or a default under, any agreement or instrument to which any of them is a party or by which they or any of their properties or assets may be bound or affected, or (iv) result in the creation of any encumbrance on any of their properties or assets except as contemplated herein;

      (c) the Guarantor's most recent audited, consolidated financial statements are correct and complete in all material respects and the Borrower's and Guarantor's most recent annual financial statement are correct and complete in all material respects;

      (d) no Event of Default has occurred and no event has occurred which constitutes, or which with giving of notice, lapse of time or the occurrence of any other condition would constitute a default having a material adverse effect on their financial condition under or in respect of any agreement, undertaking or instrument to which the Borrower and Guarantor or any of their properties or assets may be subject;

      (e) they are in compliance with all Applicable Laws, including, without limitation, those dealing with the environment;

      (f) the Borrower and Guarantor have filed all material income tax returns which were required to be filed, paid or made provision for payment of all material taxes (including interest and penalties) which are due and payable, and provided adequate reserves for payment of any tax, the payment of which is being contested;

      (g) no consent, approval, order, authorization, licence, exemption or designation of or by any governmental body or person is required in connection with the execution, delivery and performance of this Agreement or the Security Documents or the transactions contemplated hereby on behalf of the Borrower and Guarantor and no registration, qualification, designation, declaration or filing with any governmental body is necessary to enable or empower either of them to perform their respective obligations under this Agreement or the Security Documents, except such as have been made or obtained, which are in full force and effect.

      The representations and warranties made in this Section shall continue in effect until payment and performance of all debts, liabilities and obligations under this Agreement.

23.   Covenants of the Borrower:
      Without affecting or limiting in any way the right of the Bank to terminate its commitment and demand all Borrowings under the Credit Facility after the Maturity Date, the Borrower covenants and agrees with the Bank, while this Agreement is in effect or any Borrowings are outstanding:

      (a) to maintain its corporate existence as a validly existing corporate entity;

      (b)    to provide the Bank with the following:

             (i) quarterly, unaudited financial statements within 45 days of the end of each fiscal quarter accompanied by a certificate in the form of Schedule "C" executed by two officers of the Borrower, one of whom shall be its chief financial officer;

             (ii) annual audited financial statements within 90 days of each fiscal year end;

             (iii) an aged list of its accounts receivable and a report of inventory owned by the Borrower within 15 Business Days of the end of each month, accompanied by a certificate of the Borrower; and

             (iv)  details of securities pledged as Liquid
Collateral Security determined in accordance with Schedule "D";

      (c) to provide the Bank with access to its business and records as may be requested from time to time including, without limitation, its annual financial forecasts and plans;

      (d) to give the Bank prompt notice upon acquiring knowledge of any Event of Default or any event which, with notice or lapse of time or both, would constitute an Event of Default;

      (e) to insure and to keep insured with insurers acceptable to the Bank all properties customarily insured by companies carrying on similar business in similar locations against all risks, including but not limited to business interruption, with loss payable to the Bank as loss payee or mortgagee, as the case may be;

      (f) to file all income tax returns which are to be filed from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and Potential Preferred Claims which are or will become due and payable and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

      (g) to comply with all Applicable Laws including, without limitation, those dealing with the environment and to hold the Bank harmless for any costs or expenses which it incurs for any environment-related liabilities which exist now or in the future with respect to the Borrower's property;

      (h) not to directly or indirectly, guarantee or otherwise provide for on a direct or indirect contingent basis, the payment of any monies or performance of any obligations by any third party for an amount in excess of $5,000,000 in the aggregate, except as may be consented to in writing by the Bank from time to time;

      (i)    not to do anything to affect the ranking of this debt;

      (j) not to grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights, without the prior written consent of the Bank;

      (k) during any fiscal year of the Borrower, not to sell, transfer, convey, lease, assign or otherwise dispose of any part of its undertaking, property, assets or rights with an aggregate value exceeding $5,000,000, other than inventory in the ordinary course of business and on commercially reasonable terms, without the prior written consent of the Bank;

      (l) not to change its name or merge, amalgamate, consolidate or otherwise enter into any other form of business combination with any other person without the prior written consent of the Bank, such consent not to be unreasonably withheld.

24.   Covenants of the Guarantor:
      Without affecting or limiting in any way the right of the Bank to terminate its commitment and demand all Borrowings under the Credit Facility after the Maturity Date, the Guarantor covenants and agrees with the Bank, while this Agreement is in effect or any Borrowings are outstanding:

      (a)    to maintain as at the end of any fiscal quarter
Tangible Net Worth on a consolidated basis of not less than US$
60,000,000. minus any Allowable Reduction.

      (b) not to permit its Current Ratio on a consolidated basis to be less than 1.50:1 as at the end of any fiscal quarter.

      (c)    not to permit its Total Liabilities to Tangible Net
Worth Ratio on a consolidated basis to exceed .90:1 as at the end of any fiscal quarter.

      (d)    to provide the Bank with the following:

             (i ) quarterly consolidated and non-consolidated unaudited financial statements within 45 days of the end of each fiscal quarter, and

             (ii) quarterly consolidated analysis of bookings, billings and backlog, within 45 days of the end of each fiscal quarter, and

             (iii) annual consolidated audited financial statements within 90 days of each fiscal year end, each of the above financial statements to be accompanied by a certificate in form satisfactory to the Bank.

      (e) to maintain its corporate existence as a validly existing corporate entity;

      (f) to provide the Bank with access to its business and records as may be requested from time to time including, without limitation, its annual financial forecasts and plans;

      (g) to give the Bank prompt notice upon acquiring knowledge of any Event of Default or any event which, with notice or lapse of time or both, would constitute an Event of Default;

      (h) to insure and to keep insured with insurers acceptable to the Bank all properties customarily insured by companies carrying on similar business in similar locations against all risks, including but not limited to business interruption, with loss payable to the Bank as loss payee or mortgagee, as the case may be;

      (i) to file all income tax returns which are to be filed from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and Potential Preferred Claims which are or will become due and payable and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

      (j) to comply with all Applicable Laws including, without limitation, those dealing with the environment and to hold the Bank harmless for any costs or expenses which it incurs for any environment-related liabilities which exist now or in the future with respect to the Guarantor's property;

      (k) not to make any capital expenditures in any fiscal year of the Guarantor except those as may be set out in the Guarantor's operating budgets as provided to the Bank from time to time, plus an allowance of 20%, without the Bank's prior written consent;

      (l) not to directly or indirectly, guarantee or otherwise provide for on a direct or indirect contingent basis, the payment of any monies or performance of any obligations by any third party, other than wholly owned Subsidiaries, for an amount in excess of $5,000,000 in the aggregate, except as may be consented to in writing by the Bank from time to time;

      (m) not to grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights, without the prior written consent of the Bank;

      (n) during any fiscal year of the Guarantor, not to sell, transfer, convey, lease, assign or otherwise dispose of any part of its undertaking, property, assets or rights with an aggregate value exceeding $5,000,000, other than inventory in the ordinary course of business and on commercially reasonable terms, without the prior written consent of the Bank;

      (o) not to change its name or merge, amalgamate, consolidate or otherwise enter into any other form of business combination with any other person without the prior written consent of the Bank, such consent not to be unreasonably withheld.

      (p) To refrain from making any principal repayments on the Convertible Subordinated Debenture.

25.   Events of Default:
      During the Term Period if any one or more of the following events has occurred and is continuing:

      (a) the non-payment when due of principal, interest, fees or any other amounts due under this Agreement;

      (b) the breach by the Borrower or Guarantor or any of their respective Affiliates of any provision of this Agreement or any other agreement with the Bank or any of the Bank's
Subsidiaries;

      (c) the default by the Borrower or Guarantor or any of their respective Affiliates under any obligation to repay borrowed money in excess of $1,000,000, other than amounts due under this Agreement, or in the performance or observance of any agreement or condition in respect of such borrowed money where, as a result of such default, the maturity of such obligation is accelerated;

      (d) if any representation or warranty made or deemed to have been made herein shall be false or inaccurate in any materially adverse respect;

      (e) if in the opinion of the Bank there is a material adverse change in the financial condition, ownership or operation of the Borrower or the Guarantor or any of its Material
Subsidiaries;

      (f) if proceedings for the bankruptcy, receivership, dissolution, liquidation, winding-up, reorganization or readjustment of debt of the Borrower or Guarantor or any of their respective Affiliates or for the suspension of the operations of the Borrower or Guarantor or any of their respective Affiliates are commenced, unless such proceedings are being actively and diligently contested in good faith;

      (g) if the Borrower or Guarantor or any of their respective Affiliates is insolvent, or is adjudged or declared bankrupt or insolvent, or makes an assignment for the benefit of its creditors, or petitions or applies to any tribunal for the appointment of a receiver or trustee for it or for any substantial part of its property, or commences any proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution, liquidation or other similar proceeding under Applicable Law, or by any act or failure to act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or any substantial part of its property, or suffers the appointment of any receiver or trustee;

      (h)    if the Guarantor should incur a loss exceeding US
$5,000,000, excluding restructuring charges to an aggregate maximum of $2,000,000 during the Term Period, in any fiscal quarter.

then in such event the ability of the Borrower to make further Borrowings under the Credit Facility shall immediately terminate and the Bank may, by written notice to the Borrower, declare the Borrowings outstanding hereunder to be immediately due and payable.

      After the Maturity Date, nothing in this Agreement shall be construed to affect or limit in any way the right of the Bank to terminate its commitment and demand all Borrowings under the Credit Facility.

26.   Expenses:
      The Borrower shall pay the reasonable fees (including, without limitation, all documentation fees charged by the Bank for use of its internal legal counsel) and expenses incurred by the Bank in connection with the preparation, negotiation, documentation and operation of the Credit Facility and the Security Documents, including the enforcement of the Bank's rights under the Credit Facility whether or not any amounts are advanced hereunder.

27.   Indemnity:
      The Borrower shall indemnify the Bank from and against all losses, damages, expenses and liabilities (including legal fees on a solicitor and client basis) which the Bank sustains or incurs as a consequence of any breach by the Borrower under any of the provisions of this Agreement or of any document or instrument delivered in connection hereunder.

28.   Limit on Rate of Interest:
      The Borrower shall not be obliged to pay any interest under or in connection with this Agreement to the extent such interest exceeds the effective annual rate of interest on the credit advanced hereunder that would be lawfully permitted under the Criminal Code. For purposes of this section, "interest" and "credit advanced" have the meanings ascribed to such terms in the Criminal Code, and the "effective annual rate of interest" shall be calculated in accordance with generally accepted actuarial practices and principles.

29.   Judgment Currency:
      If for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due hereunder in any currency other than the Judgment Currency, then such conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose "rate of exchange" means the rate at which the Bank will, on the relevant date, sell such currency in Toronto, Ontario, against the Judgment Currency.

      In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts (if any) or be entitled to receive reimbursement of such amount if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in such other currency. Any additional amount due from the Borrower under this Section will be due as a separate debt and shall not be affect by judgment being obtained for any other sums due under or in respect of this Agreement.

30.   Notices:
      Any notice or demand hereunder shall be given in writing by telecopier or letter, in each case addressed to an officer of the receiving party. A telecopier communication shall be deemed received on the date of transmission provided such transmission is received prior to 5:00 p.m. on a day on which the receiving party's office is open for normal business, and otherwise on the next such day. A letter shall be deemed received when hand-delivered to the receiving party, at the address shown herein or at such other address as the receiving party may notify the other from time to time. Each party shall be bound by any notice given hereunder and entitled to act in accordance therewith, unless otherwise agreed. Th addresses of the parties for the purpose hereof shall be:

      as to the Borrower:
      Gandalf Canada Ltd.
      130 Colonnade Road South
      Nepean, Ontario K2E 7M4
      Attention:  Vice-President, Finance
      Telecopier:  (613) 727-0617

      as to the Guarantor:
      Gandalf Technologies Inc.
      130 Colonnade Road South
      Nepean, Ontario K2E 7M4
      Attention:  Vice-President, Finance
      Telecopier:  (613) 727-0617

      as to the Bank:
      Royal Bank of Canada
      90 Sparks Street
      Ottawa, Ontario K1P 5T6
      Attention:  Senior Account Manager, Advanced Technology
      Telecopier:  (613) 564-4527

      or such other address for delivery as each party from time to time may notify the other as aforesaid.

31.   Assignment:
      This Agreement shall be binding upon and enure to the benefit of the Bank and the Borrower and their respective successors and permitted assigns. The Borrower cannot assign or transfer all or any of its rights and obligations hereunder without the prior written consent of the Bank.

32.   Set-Off:
      The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) to which the Borrower is then beneficially entitled on any account (in any currency) at any branch or office of the Bank in or towards satisfaction of the obligations and liabilities of the Borrower due to the Bank under this Agreement. For that purpose, the Bank is authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

33.   Waivers and Amendments:
      No failure to exercise and no delay in exercising on the part of the Bank, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower from any provision of this Agreement will in any event be effective unless it is in writing signed by the Borrower and the Bank, and then the amendment, modification, waiver or consent will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given by the Bank.

34.   Counterparts:
      This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument, and any party may execute this Agreement by signing any counterpart of it.

35.   Further Assurances:
      The Borrower shall from time to time promptly upon the request of the Bank take such action and execute and deliver such further documents, as shall be reasonably required in order to fully perform the terms of, and to carry out the intention of, this Agreement.

36.   Severability:
      If any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate, affect or impair any of the remaining provisions hereof or invalidate or render unenforceable the provision concerned in any other jurisdiction.


37.   Governing Law and Submission to Jurisdiction:
      This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

38.   Periodic Review:
      The Credit Facility is subject to an annual review by the Bank on or before the Maturity Date. The Bank may, in its sole discretion, terminate the Credit Facility following such annual review without limiting or affecting the Bank's rights pursuant to
Section 25 hereof.

39.   Whole Agreement:
      This Agreement and any agreements delivered pursuant to or referred to in this Agreement constitute the whole and entire agreement between the parties in respect of the Credit Facility, and cancel and supersede any prior written or verbal agreements including undertakings, declarations or representations made with respect thereto.

40.   Effective Date:
      Except as otherwise provided in this Agreement, the date on which this Agreement becomes effective is the date the offer is accepted by the Borrower and the Guarantor.

41.   Expiry Date:
      This offer is open for acceptance until close of business at the Branch of Account on January 21, 1994 unless extended in writing by the Bank.

Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this letter in the space provided below and returning it to the undersigned.


Yours truly,

s/L.J.BLATTMAN

ORIGINAL SIGNED BY L.J. BLATTMAN



We acknowledge and accept the terms and conditions of this Agreement as of the 21st day of January, 1994.

      GANDALF CANADA LTD.


Per:  s/W.R. MACDONALD, VP FINANCE

Per:  s/B.R. HEDGES

Date: JANUARY 21, 1994


      GANDALF TECHNOLOGIES INC.

Per:  s/W.R. MACDONALD, VP FINANCE

Per:  s/B.R. HEDGES

Date: JANUARY 21, 1994

                                 SCHEDULE "A"


Schedule "A" to the Agreement dated as of the 7th day of January, 1994 between Gandalf Canada Ltd. as Borrower and Gandalf
Technologies Inc. as Guarantor and Royal Bank of Canada as the
Bank.


                                  DEFINITIONS


"Affiliate" of a person means any person which directly or indirectly, controls or is controlled by or is under common control with such first mentioned person, and for the purposes of this definition, "control" (including with correlative meanings the terms "controlled by" and "under common control with") means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of shares or by contract or otherwise, and without restricting the above, one corporate body shall be deemed to be affiliated with another corporate body if one of them is the Subsidiary of the other or both are Subsidiaries of the same corporate body;

"Agreement" means collectively this agreement and all schedules attached hereto;

"Allowable Reduction" means the amount, not exceeding $2,000,000 in aggregate, expended by the Guarantor to restructure between October 1, l993 and March 31, l994.

"Applicable Law" means, in respect of any person, property, transaction or event, all present or future applicable laws, statutes, regulations, treaties, judgments and decrees and (whether or not having the force of law) all applicable official directives, rules, guidelines, orders and policies of any governmental body having jurisdiction;

"B/A Undertaking" means the Bank's standard form of undertaking in respect of bankers acceptances issued by borrowers and accepted by the Bank;

"Branch of Account" means the Bank's branch at 90 Sparks Street,
Ottawa, Ontario;

"Business Day" means a day, excluding Saturday, Sunday, and any other day which shall be in the City of Toronto, Ontario a legal holiday or a day on which banking institutions are closed and, with respect to a Libor Loan, "Business Day" means a day with the foregoing characteristics which is also a day on which dealings in US Dollar or Pounds Sterling, as applicable, deposits by and between leading banks in the London interbank market may be conducted;

"Canadian Dollars" and the symbols "Cdn$" and "$" each means lawful money of Canada;

"Convertible Subordinated Debenture" means the Cdn $30,000,000 8.5% convertible subordinated debenture due November 10, 2002 issued by the Guarantor;

"Current Ratio" of a person means the ratio of that person's current assets to that person's current liabilities, net of cash on hand;

"Equivalent Amount" determines the amount of availability only and means on any date, the amount of Canadian Dollars required to convert from Canadian Dollars to: U.S. Dollars at the rate of 1.30 Canadian Dollars for 1.00 US$; Pounds Sterling at the rate of 1.90 Canadian Dollars for 1 Pound Sterling.

The Equivalent amount will be amended by the Bank from time to time to reflect changes in the rate of exchange and such amendments will be advised to the Borrower in writing.

"Event of Default" means each of the events listed in the section entitled "Events of Default";

"GAAP" means generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period;

"Good Accounts Receivable" means all accounts receivable of the Borrower excluding without duplication:

   (a) those outstanding more than 90 days after the billing date,

   (b) those between the Borrower and any Affiliate of the Borrower,

   (c) those subject to any mortgage, charge, assignment, lien, security interest or other encumbrance ranking in priority to or equal to that granted to the Bank pursuant to this Agreement,

   (d) those subject to any claim or assertion of a right of set-off on the part of the account debtor to the extent of such claim or assertion,

   (e) those which would be required to be treated as bad or doubtful accounts in accordance with GAAP including, without limitation, those outstanding from entities which are bankrupt, insolvent or which have suspended operations, and

   (f) those subject to a contractual right on the part of the account debtor to refuse payment either in whole or in part;

"Interest Determination Date" means, with respect to a Libor Loan, the date which is 2 Business Days prior to the first day of the Libor Interest Period applicable to such Libor Loan;

"Inventory" means inventory of the Borrower not subject to any mortgage, charge, lien, consignment, title retention arrangement, security interest or other encumbrance ranking in priority to or equal to that granted to the Bank pursuant to this Agreement;

"Letter of Credit" or "L/C" each means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower will perform a contractual obligation owed to such third party;

"Libor" means, with respect to each Libor Interest Period applicable to a Libor Loan, the annual rate of interest (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16th%)), at which the Bank, in accordance with its normal practice, would be prepared to offer to leading banks in the London interbank market for delivery on the first day of such Libor Interest Period and for a period equal to such Libor Interest Period, deposits in US Dollars or Pounds Sterling of amounts comparable to such Libor Loan to be outstanding during such Libor Interest Period, at or about 10:00 a.m. (Toronto time) on the Interest Determination Date;

"Libor Interest Date" means, with respect to any Libor Loan, the last day of each Libor Interest Period and, if the Borrower selects a Libor Interest Period longer than 3 months, the Libor Interest Date shall be the date falling every 3 months after the beginning of such Libor Interest Period as well as the last day of such Libor Interest Period;

"Libor Interest Period" means, with respect to any Libor Loan, a period (subject to availability) of approximately 1 month (or longer whole multiples of 1 month to and including 12 months as selected by the Borrower and notified to the Bank) commencing with the date on which such Libor Loan is made, the date on which another method of Borrowing is converted to such Libor Loan or the last day of the immediately prior Libor Interest Period;

"Liquid Collateral Security" means the liquid collateral security determined in accordance with Schedule "D";

"Margin Requirement" means the total amount of Borrowings available under this Agreement, which amount may not exceed the sum of (i) 75% of Good Accounts Receivable from account debtors resident in Canada, (ii) to a maximum value of $8,000,000, 50% of the book value of the Inventory located in the Province of Ontario and (iii) Liquid Collateral Security;

"Material Subsidiary" means, with respect to the Guarantor, any Subsidiary of the Guarantor now or hereinafter located in Canada, the United States, the United Kingdom, France or the Netherlands as well as any Subsidiary of the Guarantor which is identified as being a Material Subsidiary by the Bank in writing to the Guarantor from time to time and "Material Subsidiaries" means any such Subsidiaries of the Guarantor;

"Maturity Date" means July 31, 1994;

"Potential Preferred Claims" means amounts accrued or owing for wages, vacation pay, employee benefits or pensions, municipal tax, corporate tax, sales tax, Canadian goods and services tax, source deductions and remittances (including income tax, Canada Pension Plan and unemployment insurance obligations), Government royalties, purchase money security interests and any other statutory preferred claims as well as the aggregate of the next three months rent payments for each rental property of the Borrower;

"Pounds Sterling" and "character symbol" and "GBP" each means lawful money of the United Kingdom;

"Royal Bank Prime" (in this Agreement, "RBP") means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on Canadian Dollar commercial loans made in Canada;

"Royal Bank Prime Acceptance Fee" (in this Agreement, "RBPAF") means the annual rate announced by the Bank from time to time as being a reference rate then in effect for determining fees on Canadian Dollar bankers' acceptances accepted by the Bank in Canada;

"Royal Bank US Base Rate" (in this Agreement, "RBUSBR") means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on US Dollar commercial loans made in Canada;

"Subsidiary" of a person means (i) any corporation of which the person and/or one or more of its Affiliates, holds, directly or beneficially, other than by way of security only, securities to which are attached more than 50% of the votes that may be cast to elect directors of such corporation, or (ii) a corporation of which such person has through operation of law or otherwise, the ability to elect or cause the election of a majority of the directors of such corporation and "Subsidiaries" of such person mean all such corporations;

"Tangible Net Worth" of a person means its shareholders' equity plus, but not in duplication, the amount of the Convertible Subordinated Debenture less the aggregate of its goodwill, deferred income taxes, deferred software costs and other assets (all as defined and set out on the person's audited annual financial statements), that the Bank deems to be intangible. For the purpose of calculating shareholders' equity, items on the balance sheet of the relevant person under the heading "foreign exchange translation amount" shall be deemed to be zero;

"Term Period" means the period of time from the date of this Agreement to and including the Maturity Date;

"Total Liabilities" of any person means all liabilities appearing on the balance sheet of that person, net of cash on hand;

"Total Liabilities to Tangible Net Worth Ratio" of a person means the ratio of that person's Total Liabilities to that person's
Tangible Net Worth;

"US Dollars" and "US$" each means lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United
States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

                                 SCHEDULE "B"


Schedule "B" to the Agreement dated as of the 7th day of January, 1994 between Gandalf Canada Ltd. as Borrower and Gandalf
Technologies Inc. as Guarantor and Royal Bank of Canada as the
Bank.

Notice Requirements for Drawdowns and Conversions

                      RBP LOANS AND RBUSBR LOANS
Amount:                            Prior Notice;

Under Cdn$ or US$10,000,000        by 12:00 (noon) on the day of
                                   drawdown or conversion

Cdn$ or US$10,000,000,
up to and including the Amount     by 12:00 (noon) 1 Business Day
                                   prior to drawdown or conversion

                            B/As
Amount                             Prior Notice

Under Cdn$10,000,000               by 12:00 (noon) on the day of
                                   drawdown or conversion

Cdn$10,000,000 up to and
including the Amount               by 12:00 (noon) 1 Business Day
                                   prior to drawdown or conversion


                             Libor Loans

Amount                             Prior Notice

Under US$10,000,000 or the
Equivalent Amount in Pounds
Sterling                           by 10:00 a.m. on the
                                   Interest Determination Date

US$10,000,000 up to and including
the Amount or the Equivalent
Amount in Pounds Sterling          by 10:00 a.m. 1 Business Day
                                   prior to the Interest
                                   Determination Date

                                       SCHEDULE "C"


Schedule "C" to the Agreement dated as of the 7th day of January, 1994 between Gandalf Canada Ltd. as Borrower and Gandalf
Technologies Inc. as Guarantor and Royal Bank of Canada as the
Bank.


                       OFFICER'S COMPLIANCE CERTIFICATE


We, ___________________________________, of the City of
__________________ and the City of _______________________,
respectively in the Province of Ontario, and hereby certify as follows:

1. That we are the [office] and [office], respectively of the Guarantor, and we have been designated by the Borrower to sign this compliance certificate on behalf of the Borrower.

2. That we have read the provisions of the letter agreement (the "Agreement") dated January 7, 1994 between the Borrower and Guarantor and Royal Bank of Canada (the "Bank") which are relevant to this compliance certificate and have made such examination or investigation as is reasonably necessary to enable us to express an informed opinion on the matters contained in this certificate. Terms defined in the Agreement have the same meanings where used in this certificate. As of the date of this certificate:

   (a) the representations and warranties contained in the Agreement are true and correct;

   (b) no Event of Default or event which would with lapse of time or the happening of some further condition constitute an Event of Default has occurred and is continuing; and

   (c) the covenants contained in the Agreement have not been breached and during the next fiscal quarter of the Borrower and Guarantor there is no reason to believe that any of such covenants will be breached.

3. The attached report of the Borrower of aged accounts receivable by debtor and amount and inventory by net book value is complete and accurate in all material respects.


DATED this _______ day of _________________, 19__.


By:____________________________________

Name/
Title: ____________________________________


By:____________________________________

Name/
Title: ____________________________________

                                 SCHEDULE "D"


Schedule "D" to the Agreement dated as of the 7th day of January, 1994 between Gandalf Canada Ltd. as Borrower and Gandalf
Technologies Inc. as Guarantor and Royal Bank of Canada as the
Bank.


                          LIQUID COLLATERAL SECURITY


LIQUID COLLATERAL SECURITY                   APPLICABLE LOANING
                                             VALUE


A. Canada Savings Bonds, and Savings         100% of par value
Bonds redeemable at par issued by
Provincial Governments; Province of
British Columbia Parity Bonds redeemable at par and fully guaranteed by the Province of British Columbia, issued in the names of Provincial Crown Corporations.

B. Government of Canada or Government        95% of market value
of Canada guaranteed bonds and Treasury
Bills except as indicated in (a) above.

(c) Provincial Government or Provincial      95% of market value
Government guaranteed bonds and Treasury
Bills except as indicated in (a) above.

(d) Bankers acceptances or similar           95% of market value
investments effectively assigned to the
Bank.                                        ________________
                                             = LIQUID
                                               COLLATERAL
                                               SECURITY